Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-219710) of Genesis Energy, L.P. and subsidiaries,
(2)Registration Statement (Form S-3 No. 333-232439) of Genesis Energy, L.P.,
(3)Registration Statement (Form S-3 No. 333-173337) of Genesis Energy, L.P.,
(4)Registration Statement (Form S-3 No. 333-150239) of Genesis Energy, L.P.,
(5)Registration Statement (Form S-3 No. 333-235606) of Genesis Energy, L.P., and
(6)Registration Statement (Form S-3 No. 333-255327) of Genesis Energy, L.P. and subsidiaries.

of our reports dated February 24, 2023, with respect to the consolidated financial statements of Genesis Energy, L.P. included in this Annual Report (Form 10-K) of Genesis Energy, L.P. for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Houston, Texas
February 23, 2024